Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Nos. 333-45182, 333-54870, 333-63000, 333-72322, 333-85230, 333-85238, 333-103395, 333-116726, 333-121000, 333-129282, 333-137301, 333-147406, 333-159291, 333-164881, 333-172117 and 333-188490) on Form S-8 and (No. 333-179574, 333-200187 and 333-215090) on Form S-3 of Lantronix, Inc. of our report dated March 24, 2017, related to the financial statements of the Lantronix, Inc. 2013 Employee Stock Purchase Plan (which report expresses an unqualified opinion), appearing in this Annual Report on Form 11-K of Lantronix, Inc. 2013 Employee Stock Purchase Plan for the year ended December 31, 2016.

/s/ Squar Milner LLP

Newport Beach, California

March 24, 2017